Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated May 1, 1998 for Pioneer World Equity Fund and to all references to our firm included in or made a part of Post-Effective Amendment No. 2 and Amendment No. 3 to registration statement file Nos. 333-9079 and 811-07733, respectively.

ARTHUR ANDERSEN LLP



/s/ Arthur Andersen LLP
Boston, Massachusetts
July 28, 1998